Exhibit 99.1

NEWS RELEASE

Contact:	Connie Chandler
Investor Relations
Tele: 714-573-1121
Email: investor_relations@mflex.com

M-FLEX’S SECOND QUARTER RESULTS FOR FISCAL 2007 DECLINE DUE TO

DECREASED SHIPMENTS TO LARGEST CUSTOMER

Net Sales to All Other Customers Increase 162 Percent Year-Over-Year with Second Largest

Customer Representing Nearly 17 Percent of Net Sales During the Second Quarter

Anaheim, CA, May 8, 2007 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, reported today that net sales for the second quarter of fiscal 2007 ended March 31, 2007, decreased by 8 percent to $113.4 million from $123.8 million for the second quarter of fiscal 2006, primarily due to decreased sales to the company’s largest customer. Sequentially, from the first quarter to the second quarter of fiscal 2007, net sales declined approximately 8 percent.

Net income for the second quarter of fiscal 2007 decreased 75 percent to $3.1 million, or $0.12 per diluted share, compared to $12.5 million, or $0.49 per diluted share, for the same period in fiscal 2006. This year-over-year decrease in net income was due primarily to lower product pricing compared to the prior year. The company’s gross margins for the second quarter of fiscal 2007 were approximately 11 percent, as compared to 21 percent in the prior year, and within the near-term gross margin range of between 10 to 15 percent announced previously by the company. Sequentially, net income declined 16 percent from the first quarter to the second quarter of fiscal 2007.

On March 28, 2007, M-Flex announced that it had revised its earlier expectations for sequential growth between the first and second quarters in fiscal 2007 in anticipation of less than expected sales volume to its largest customer, a leading handset maker.

For the first six months of fiscal 2007 ended March 31, net sales decreased approximately 10 percent to $237.3 million from $263.5 million during the same period in fiscal 2006. Net income decreased to $6.7 million, or $0.27 per diluted share, compared to $29.9 million, or $1.18 per diluted share, in the same period in fiscal 2006. The principal reason for the substantially reduced net income is a reduction in gross margins for the first six months of fiscal 2007 to 11.7 percent from 22.5 percent for the comparable period in the prior fiscal year.

According to Phil Harding, M-Flex’s chief executive officer, the company’s sales to its largest customer, which now includes Symbol, declined approximately 30 percent during the second quarter of fiscal 2007 from the same period in 2006. Compared to the first quarter of fiscal 2007, sales during the second quarter of fiscal 2007 to this customer decreased 20 percent as a result of less than expected shipments. However, sales to M-Flex’s second largest customer, another leading handset manufacturer, grew sequentially 12 percent from the first to the second quarter of fiscal 2007.

“Despite the disappointing performance due to the slowdown in shipments to our largest customer during the second quarter compared to our earlier expectations for sequential growth, we are pleased with the overall success of our customer diversification efforts. While sales to Motorola represented 68 percent of our total net sales during the second quarter of fiscal 2007, sales to all other customers increased by nearly 162 percent in the second quarter compared to the same period in 2006, and 31 percent compared to the first quarter of fiscal 2007. During the second quarter, our second largest customer grew to represent nearly 17 percent of net sales, and we expect continued strong sales to this customer throughout fiscal 2007. In addition, we continue to expect another customer to represent 10 percent of our sales in the fourth quarter of fiscal 2007.

“In anticipation of the need for additional manufacturing to satisfy the demand from our more recent customers and new programs that we expect later in fiscal 2007, we have initiated a capital expansion plan of approximately $33 million. We expect these expenditures to be used primarily to increase our assembly capacity in the expanded MFC2 facility in Suzhou, China, and in several satellite locations in Suzhou as well,” Harding said. With its existing manufacturing capacity, including MFC1 and the recently expanded MFC2 facilities, and depending upon product mix, the company currently has the capacity to generate approximately $50 million in monthly net sales. M-Flex expects the increased capacity created by its new capital expenditure plan to give the company capacity to manufacture additional products to generate approximately $14 million in additional monthly net sales.

M-Flex filed its amended registration statement on Form S-4 related to the offer to acquire all of the outstanding ordinary shares of MFS Technology Ltd (the “Offer”) on April 12, 2007, and on April 27, 2007, received comments from the U.S. Securities and Exchange Commission on the amendment. M-Flex expects to re-file the registration statement with the SEC in late May, and intends to request that the SEC declare the registration statement effective, and formally make the

Offer to MFS shareholders, once all comments on the registration statement are resolved and all pre-conditions to making the Offer are either satisfied or waived. However, the special committee of M-Flex’s board of directors continues to strongly recommend that M-Flex stockholders vote against the Offer.

Conference Call

M-Flex will host a conference call at 5:30 p.m. Eastern time (2:30 p.m. Pacific time) today to review its financial results for the second quarter of fiscal 2007. The dial-in number for the call in North America is 877-704-5384 and 913-312-1297 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The webcast will be archived on the company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) on May 8, 2007. The audio replay dial-in number for North America is 888-203-1112 and 719-457-0820 for international callers. The replay pass code is 6729438.

About M-Flex

M-Flex (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, personal digital assistants, mobile power adapters, medical devices, computer/data storage and portable bar code scanners. M-Flex’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding revenues, net sales, net income, gross margins, the company’s diversification efforts, the company’s relationship and opportunities with, and expected sales to, its current and new customers, the relative size of each customer to the company, the company’s manufacturing capabilities and capacity, market opportunities, current and upcoming programs and product mix, growth and expansion of the company’s facilities and the installation of equipment at those facilities, the filing of the company’s amendment to its registration statement and the company’s intentions with respect to requesting an effective order for such registration statement and formally making the offer to shareholders of MFS Technology Ltd. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “assume,” “will,”

“plan,” “expect,” “estimate,” “aim,” “intend,” “project,” “foresee,” “target,” “anticipate,” or similar words. Actual events or results may differ materially from those stated or implied by the company’s forward-looking statements as a result of a variety of factors including the impact of changes in demand for the company’s products and the company’s success with new and current customers, the company’s ability to develop and deliver new technologies, the company’s ability to diversify its customer base, the company’s effectiveness in managing manufacturing processes and costs and expansion of its operations, the company’s ability to manage quality assurance issues, the degree to which the company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans, the impact of competition, pricing pressures and technological advances, the outcome of the offer to acquire the outstanding shares of MFS, if made, the company’s ability to finance such offer, the outcome of any litigation by or against the company and other risks detailed from time to time in the company’s SEC reports, including its Quarterly Report on Form 10-Q for the second fiscal quarter ended March 31, 2007. These forward-looking statements represent management’s judgment as of the date of this news release. The company disclaims any intent or obligation to update these forward-looking statements.

Additional Information and Where to Find It

M-Flex has not yet commenced any offer for the shares of MFS. The Offer, if made, will be made only pursuant to the Offer Document/Prospectus included in the Registration Statement on Form S-4 (the “S-4”) that was filed with the SEC on June 27, 2006, as amended from time to time, which also contains a proxy statement with respect to the special stockholders meeting to be held by M-Flex. Information contained in this news release is not a substitute for the information contained in the S-4 or any other relevant document that M-Flex may file with the SEC. Stockholders and investors are urged to read the S-4 and any other relevant document filed with the SEC when they become available, and before making any voting or investment decision, because such documents will contain important information, including detailed risk factors about M-Flex, MFS and the proposed transaction. These documents are or will be available free of charge at the SEC’s website (www.sec.gov) or by directing a request for such a filing to M-Flex at 3140 East Coronado Street, Anaheim, California, 92806, Attention: Investor Relations, or by telephone at (714) 573-1121, or by email to investor_relations@mflex.com, or through M-Flex’s website (www.mflex.com) as soon as reasonably practicable after such material is filed with or furnished to the SEC. This information also will be available on the website of the Singapore Securities Exchange Trading Limited at www.sgx.com.

M-Flex, MFS and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from M-Flex stockholders in connection with the proposed transaction. Information about the directors and executive officers of M-Flex and their ownership of M-Flex stock is set forth in the S-4 and in the proxy statement for M-Flex’s 2007 Annual Meeting of Stockholders. Information about the directors and executive officers of MFS and their ownership of MFS shares is set forth in the annual report of MFS. Investors may obtain additional information regarding the interests of such participants by reading the S-4.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share and share data)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006
Net sales	$113,406	$123,804	$237,293	$263,537
Cost of sales	100,553	97,783	209,433	204,144

Gross profit	12,853	26,021	27,860	59,393

Operating expenses:
Research and development	639	491	1,228	951
Sales and marketing	2,489	2,257	5,047	4,704
General and administrative	5,462	5,188	12,428	10,517

Total operating expenses	8,590	7,936	18,703	16,172

Operating income	4,263	18,085	9,157	43,221
Interest income, net	237	447	470	728
Other income, net	54	13	178	54

Income before provision for income taxes	4,554	18,545	9,805	44,003
Provision for income taxes	(1,488)	(5,999)	(3,086)	(14,125)

Net income	$3,066	$12,546	$6,719	$29,878

Net income per share:
Basic	$0.13	$0.52	$0.27	$1.23
Diluted	$0.12	$0.49	$0.27	$1.18
Shares used in computing net income per share:
Basic	24,502,871	24,340,350	24,477,412	24,272,902
Diluted	25,146,270	25,498,995	25,160,254	25,332,917

Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	March 31, 2007	September 30, 2006
Cash, cash equivalents and short term investments	$38,302	$45,976
Accounts receivable, net	106,072	109,517
Inventories	59,924	56,430
Other current assets	5,552	5,883

Total current assets	209,850	217,806
Property, plant and equipment	105,731	95,231
Other assets	14,329	14,008

Total assets	$329,910	$327,045

Accounts payable	$62,471	$70,143
Other current liabilities	17,848	18,219
Other liabilities	272	318
Stockholders’ equity	249,319	238,365

Total liabilities and stockholders’ equity	$329,910	$327,045

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